Filed Pursuant to Rule 424(b)(3)

Registration No. 333-173048

PLYMOUTH OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 2 DATED MAY 11, 2012

TO THE PROSPECTUS DATED NOVEMBER 1, 2011

This document ("Supplement No. 2") supplements and should be read in conjunction with the prospectus of Plymouth Opportunity REIT, Inc. dated November 1, 2011 (the "Prospectus"), as supplemented by Supplement No. 1, dated March 29, 2012 ("Supplement No. 1"). As used herein the terms "we," "our" and "us" refer to Plymouth Opportunity REIT, Inc. and, as required by context, Plymouth Opportunity OP, LP, which we refer to as our "operating partnership." Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this Supplement No. 2 is to, among other things:

•	update the status of the offering;
•	update fees earned by and expenses reimbursable to advisor and dealer manager;
•	disclose "Management's Discussion and Analysis of Financial Condition and Results of Operations," similar to that filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed on May 11, 2012; and
•	disclose our unaudited financial statements as of and for the three months ended March 31, 2012, as filed in our Quarterly Report on Form 10-Q on May 11, 2012.

Status of the Offering

We commenced this offering of 65,000,000 shares of common stock on November 1, 2011. As of May 11, 2012, our escrow agent had not received sufficient offering proceeds to meet the minimum offering amount and we had not yet commenced real estate operations.

Fees Earned and Expenses Reimbursable to Our Sponsor and the Dealer Manager

As of March 31, 2012, our sponsor, Plymouth Group Real Estate LLC, has incurred organization and offering expenses on our behalf of $2.208 million. The reimbursement of these organization and offering costs to our sponsor is contingent on us raising the minimum offering amount in this offering, and we may only reimburse our sponsor up to an amount that does not cause total organization and offering costs incurred by us, when combined with selling commissions and dealer manager fees, to exceed 15% of the gross proceeds from the offering as of the date of reimbursement. Therefore, these costs are not our liabilities as of March 31, 2012.

Management's Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Consolidated Financial Statements and the related notes that appear elsewhere in this document. For a more detailed description of the risks affecting our financial condition and results of operations, see "Risk Factors" in Item 1A of the Company’s Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 29, 2012.

General

We were formed in March 2011 as a Maryland corporation and intend to qualify as a REIT beginning with the taxable year ending December 31, 2012. On March 24, 2011, we filed a registration statement on Form S-11 with the SEC to offer a minimum of 250,000 shares of our common stock and a maximum 65,000,000 shares for sale to the public, of which 50,000,000 were registered in our primary offering and 15,000,000 were registered under our dividend reinvestment plan. The SEC declared our registration statement effective on November 1, 2011, and we retained Plymouth Real Estate Capital, an affiliate of our advisor, to act as the dealer manager of the offering. The dealer manager is responsible for marketing our shares in our ongoing initial public offering.

1

We intend to use substantially all of the proceeds from our ongoing initial public offering to acquire and operate a diverse portfolio of commercial real estate assets that are expected to provide consistent current income and may also provide capital appreciation resulting from our expectation that in certain circumstances we will be able to acquire properties at a discount to replacement cost or otherwise less than the anticipated market value or to expend capital to reposition or redevelop a property so as to increase its value over the amount of cash we paid to acquire and rehabilitate the property. In particular, we plan to diversify our portfolio by property type, geographic region, investment size and investment risk with the goal of acquiring a portfolio of income producing real estate properties and real estate related assets that provide attractive returns for our stockholders. We intend to primarily acquire, or participate in joint ventures owning, a wide variety of commercial properties, including office, industrial, retail, hospitality, medical office, single-tenant, multifamily, student housing and other real properties, including raw land. These properties are initially expected to be existing, income-producing properties; additionally, we may invest in newly constructed properties or properties under development or construction. In addition, given the then existing economic conditions and subject to applicable REIT requirements, our investment strategy may also include investments in real estate-related assets such as mortgage, mezzanine, bridge and other loans and debt and equity securities issued by other real estate companies; however, we intend to limit these types of investments so that neither the company nor any of its subsidiaries will meet the definition of an "investment company" under the Investment Company Act. We expect to make our investments in real estate assets located in the United States. Our investment strategy is designed to provide our stockholders with a diversified portfolio of real estate assets.

As of March 31, 2012, we had not broken escrow in our initial public offering or acquired, originated or contracted to make any investments. We also have not identified any assets in which there is a reasonable probability that we will invest. Further, we had not identified any particular markets or asset types on which we intend to focus, and the exact markets and asset types that will ultimately be targeted by our advisor will depend upon its evaluation of property prices and other economic considerations impacting the particular markets.

Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with attractive investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. As of March 31, 2012, we had not identified any properties or other investments in which there is a reasonable probability that we will invest.

Plymouth Real Estate Investors is our advisor. As our advisor, Plymouth Real Estate Investors will manage our day-to-day operations and our portfolio of real estate properties and real estate-related assets. Plymouth Real Estate Investors makes recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors, including a majority of the members of the corporate governance committee, not otherwise interested in the transaction. Plymouth Real Estate Investors will also provide asset-management, marketing, investor-relations and other administrative services on our behalf.

We intend to make an election to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ending December 31, 2012. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2012, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.

2

Liquidity and Capital Resources

We are dependent upon the net proceeds from our public offering to conduct our proposed operations. We will obtain the capital required to purchase real estate and purchase and originate real estate-related investments and conduct our operations from the proceeds of our offering, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. Through March 31, 2012, the Sponsor has incurred approximately $2,208,000 of costs on behalf of the Company, of which $ 1,932,000 of organizational costs have been paid. The Company will not reimburse the Sponsor for these costs unless and until the Company has raised gross offering proceeds of a minimum of $2,500,000. Simultaneous with selling common shares, offering costs will be charged to stockholders’ equity as a reduction of additional paid-in capital upon completion of the offerings or to expense if the offerings are not completed. Organizational costs will be expensed as they are reimbursed to the Sponsor.

We are offering and selling to the public offering up to 50 million shares of our common stock, at $10.00 per share (subject to certain volume discounts). We are also offering up to 15 million shares of our common stock to be issued pursuant to our distribution reinvestment plan pursuant to which our stockholders may elect to have distributions reinvested in additional shares of our common stock at $9.50 per share.

As of the date this quarterly report on Form 10-Q for the three months ended March 31, 2012, filed on May 11, 2012, we have not yet commenced active operations. Subscription proceeds will be released to us from escrow after the minimum offering is raised and will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees and expenses related to our offering. We will experience a relative increase in liquidity as we received additional subscriptions for shares and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of distribution.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of our offering in short-term, low-risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. there is no assurance that such funds will be available, or if available, that the terms will be acceptable to us.

Our principal demands for cash will be for acquisition costs, including the purchase price of the assets we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Generally, we will fund our acquisitions from the net proceeds of our offering. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in units issued by our operating partnership.

We will not sell any shares in our public offering unless we raise a minimum of $2,500,000 in gross offering proceeds from persons who are not affiliated with us, our sponsor or our advisor. If we are unable to raise substantially more funds in the our offering than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties, as we expect the vast majority of leases for the properties we acquire will provide for tenant reimbursement of operating expenses. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations or net cash proceeds from the sale of properties.

3

We currently have no outstanding debt. Once we have fully invested the proceeds of our public offering, we expect our debt financing to be between 50% and 65% of the value of our assets. Our charter does not limit us from incurring debt until our borrowings would exceed 300% of the cost of our "net assets" (as defined in our charter), which is the equivalent of 75% of the aggregate cost of our tangible assets. During the early stages of our offering, and to the extent financing in excess of this limit is available at attractive terms, we expect that the corporate governance committee may approve debt in excess of this limit.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee and payments to the dealer manager and our advisor for reimbursement of certain organization and offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of Plymouth Real Estate Investors and our corporate governance committee.

We intend to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ending December 31, 2012. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a quarterly basis. We have not established a minimum distribution level.

Results of Operations

We were formed in March 2011 and, as of March 31, 2012, we had only minimal operations. We expect to use substantially all of the net proceeds from our offering to invest in and manage a diverse portfolio of real estate properties and real estate-related assets, including the acquisition of commercial properties and investment in real estate-related investments such as mortgage and mezzanine loans; debt and derivative securities related to real estate assets, such as debt securities issued by other real estate companies; and equity securities of other real estate companies. We may also invest in entities that make similar investments. We will not commence any significant operations until we have raised the minimum offering amount of $2,500,000 from persons who are not affiliated with us, our sponsors or our advisor.

Critical Accounting Policies

Refer to the Company’s 2011 Annual Report on Form 10-K for a complete discussion regarding our critical accounting policies.

Recently Issued Accounting

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing’s (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 changes the assessment of effective control by focusing on the transferor’s contractual rights and obligations and removing the criterion to assess the ability to exercise those rights or honor those obligations. ASU 2011-03 is effective for the interim or annual period beginning on or after December 15, 2011. The adoption of ASU 2011-03 did not have any material effect on the Company’s results from operations or financial position.

4

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 establishes common fair value measurement and disclosure requirements in GAAP and IFRS. ASU 2011-04 amends topic 820 by clarifying the intent of the application of existing fair value measurement and disclosure requirements. The amendments in this update also change the fair value measurement of financial instruments that are managed within a portfolio subject to market risks and the credit risk of counterparties, the application of premiums and discounts in a fair value measurement, and require additional fair value measurement disclosures. ASU 2011-04 will be applied prospectively and is effective during interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material effect on the Company’s results from operations or financial position.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. ASU 2011-05 gives two options for presenting other comprehensive income ("OCI"). An OCI statement can be included with the net income statement, which together will make a statement of total comprehensive income. Alternatively an OCI statement may be presented separately from a net income statement, but the two statements must appear consecutively within a financial report. Currently, ASU 2011-05 will be applied retrospectively and is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. In October 2011, the FASB announced that it is considering deferring certain provisions in ASU 2011-05 related to the presentation and reclassification adjustments from other comprehensive income to net income. The adoption of ASU 2011-05 did not have an impact on the Company’s results of operations or financial position as it only impacts required disclosures. The Company does not have other comprehensive income or losses during the period January 1, 2012 to March 31, 2012 or March 7, 2011 (inception) to March 31, 2011.

5

PLYMOUTH OPPORTUNITY REIT, INC.

F-1

PLYMOUTH OPPORTUNITY REIT, INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31, 2012	December 31, 2011
Assets
Cash and Cash Equivalent	$201,275	$175,645

Other Current Assets
Investment in REIT Securities	—	25,425
Total Other Current Assets	—	25,425

Total Assets	$201,275	$201,070

Liabilities and Equity
Preferred Stock, $.01 par value, 10,000,000 shares	$—	$—
Authorized, none issued and outstanding
Common Stock, $.01 par value, 1,000,000,000 shares	200	200
Authorized, 20,000 shares issued and outstanding
Additional Paid In Capital	199,800	199,800
Retained Earnings	1,275	1,070
Total Liabilities and Equity	$201,275	$201,070

F-2

PLYMOUTH OPPORTUNITY REIT, INC.

CONSOLIDATED INCOME STATEMENT

Unaudited

	Three Months Ended March 31, 2012	For the Period March 7, 2011 (inception) to March 31, 2011
Income
Dividend Income	$—	$—
Realized Gain on Sale of REIT Securities	205	—
Total Income	205	—

Expenses

Net Income	$205	$—

F-3

PLYMOUTH OPPORTUNITY REIT, INC

CONSOLIDATED STATEMENT OF EQUITY

Unaudited

	Common Stock, $.01 par value
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total Equity
Balance January 1, 2012	20,000	200	199,800	1,070	201,070
Net Income	—	—	—	205	205
Balance, March 31, 2012	20,000	$200	$199,800	$1,275	$201,275

	Common Stock, $.01 par value
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total Equity
March 7, 2011 (inception)	—	$—	$—	$—	$—
Issuance of Common Stock for Cash	20,000	200	199,800	—	200,000
Balance , March 31, 2011	20,000	$200	$199,800	$—	$200,000

F-4

PLYMOUTH OPPORTUNITY REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	For the Three Months Ended March 31, 2012	For the Period March 7, 2011 (inception) to March 31, 2011
Cash from operating activities
Net Income	$205	$—
Realized Gain on Sale of REIT Securities	(205)	—
Net cash provided by operating activities	—	—

Cash from investing activities
Proceeds from sale of REIT securities	25,630	—
Net cash provided by investing activities	25,630	—

Cash from financing activities
Proceeds from issuance of common stock	—	200,000
Net cash provided by financing activities	—	200,000

Net increase in cash and cash equivalents	25,630	200,000
Cash and cash equivalent at the beginning of the period	175,645	—
Cash and cash equivalent at the end of the period	$201,275	$200,000

F-5

(1) Business

Plymouth Opportunity REIT, Inc. and subsidiaries (the" Company") is a Maryland corporation formed on March 7, 2011. We intend to acquire and operate on an opportunistic basis commercial real estate and real estate-related assets that exhibit current income characteristics. In particular, we intend to focus on acquiring commercial properties located in markets and submarkets with growth potential and those available from sellers who are distressed or face time-sensitive deadlines. In addition, our opportunistic investment strategy may include investments in real estate-related assets with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning. The Company may acquire, or participate in joint ventures owning, a wide variety of commercial properties, including office, industrial, retail, hospitality, medical office, single-tenant, multifamily and other real properties. As of the date of this consolidated balance sheet, the Company has neither purchased nor contracted to purchase any properties, nor have any properties been identified in which there is a reasonable probability that the Company will acquire.

The Company intends to operate in a manner that will allow it to qualify as a real estate investment trust, or "REIT", for federal income tax purposes. The Company utilizes an Umbrella Partnership Real Estate Investment Trust (UPREIT) organizational structure to hold all or substantially all of its properties and securities through an operating partnership, Plymouth Opportunity OP, LP (the "Operating Partnership").

On March 11, 2011, the Company sold 20,000 shares of common stock to Plymouth Group Real Estate, LLC (the Sponsor), at a price of $200,000, or $10 per share.

The Company has appointed Plymouth Real Estate Investors, Inc. (the Advisor), to serve as its advisor. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Company has retained Plymouth Real Estate Capital, LLC (the Dealer Manager), a member of FINRA, to act as the exclusive dealer manager for this offering. The Advisor and the Dealer Manager are affiliates of the Sponsor.

(2) Summary of Significant Accounting Policies

Basis of Presentation

These interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). All significant intercompany transactions have been eliminated in consolidation. These interim condensed financial statements include adjustments of a normal and recurring nature considered necessary by management to fairly present the

Company’s financial position, results of operations and cash flows. These interim condensed financial statements may not be indicative of financial results for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The interim condensed consolidated financial statements and notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Recently Issued Accounting Standards

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing’s (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 changes the assessment of effective control by focusing on the transferor’s contractual rights and obligations and removing the criterion to assess the ability to exercise those rights or honor those obligations. ASU 2011-03 is effective for the interim or annual period beginning on or after December 15, 2011. The adoption of ASU 2011-03 did not have a material effect on the Company's results from operations or financial position.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 establishes common fair value measurement and disclosure requirements in GAAP and IFRS. ASU 2011-04 amends topic 820 by clarifying the intent of the application of existing fair value measurement and disclosure requirements. The amendments in this update also change the fair value measurement of financial instruments that are managed within a portfolio subject to market risks and the credit risk of counterparties, the application of premiums and discounts in a fair value measurement, and require additional fair value measurement disclosures. ASU 2011-04 will be applied prospectively and is effective during interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material effect on the Company’s results from operations or financial position.

F-6

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. ASU 2011-05 gives two options for presenting other comprehensive income ("OCI"). An OCI statement can be included with the net income statement, which together will make a statement of total comprehensive income. Alternatively an OCI statement may be presented separately from a net income statement, but the two statements must appear consecutively within a financial report. Currently, ASU 2011-05 will be applied retrospectively and is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. In October 2011, the FASB announced that it is considering deferring certain provisions in ASU 2011-05 related to the presentation and reclassification adjustments from other comprehensive income to net income. The adoption of ASU 2011-05 did not have an impact on the Company’s results of operations or financial position as it only impacts required disclosures. The Company does not have other comprehensive income or losses during the period January 1, 2012 to March 31, 2012 or March 7, 2011 (inception) to March 31, 2011.

(3) Initial Public Offering

The Company is offering for sale up to $642,500,000 in shares of common stock, of which 50,000,000 shares are offered to investors at a price of $10.00 per share, and of which 15,000,000 shares are offered to participants in the Company’s distribution reinvestment plan at a price of $9.50 per share (the Initial Public Offering). The Company commenced the Initial Public Offering on November 1, 2011. As of May 11, 2012, the Company's escrow agent had not received sufficient offering proceeds to meet the minimum offering amount and the Company had not yet commenced real estate operations. The Company has the right to reallocate the shares of common stock offered between the Company’s primary public offering and the Company’s distribution reinvestment plan. The Dealer Manager will provide dealer manager services in connection with the offering. The Initial Public Offering is a best efforts offering, which means that the Dealer Manager is not required to sell any specific number or dollar amount of shares of common stock in the offering but will use its best efforts to sell the shares of common stock. The Initial Public Offering is a continuous offering that will end within two years, unless it is extended in states that permit such an extension. However, in certain states, the Initial Public Offering may continue for just one year unless the offering period is renewed for up to one additional year.

(4) Related Party Transactions

The Company will rely on the Advisor to manage the Company’s day-to-day activities and to implement the Company’s investment strategy. The Dealer Manager will provide dealer manager services. The Advisor and the Dealer Manager will receive compensation and fees for services relating to the investment and management of the Company’s assets. These fees primarily consist of:

- Sales commissions payable to the Dealer Manager of up to 4.0% of the gross offering proceeds before reallowance to participating broker-dealers;

- Dealer manager fee payable to the Dealer Manager of up to 1.0% of the gross offering proceeds before reallowance to participating broker-dealers;

- Reimbursement of organization and offering costs to the Advisor or its affiliates for our cumulative organization and offering expenses, but only to the extent that the total organizational and offering costs borne by us do not exceed 15.0% of gross offering proceeds as of the date of the reimbursement;

- Monthly asset management fees to the Advisor equal to one-twelfth of 1.0% of the sum of the cost of each asset, where cost equals the amount actually paid;

- Common Stock Issuable upon occurrence of Certain Events will be paid to the Sponsor as an origination fee equal to 3% of the equity funded to acquire the investments. This fee will be payable semi-annually in shares of our common stock, which shares will be valued at a price equal to the price then payable for shares redeemed under our share redemption program, provided such price shall not be less than $10.00 per share. The aggregate origination fee payable to our sponsor will not exceed 3% of the net proceeds of our primary offering of shares as of the time of such payment;

F-7

- Acquisition and Origination fee Reimbursement to the Advisor and its affiliates, for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets;

- Monthly subscription processing fee to the Advisor equal to $35 per subscription agreement received and processed by the Advisor. The Advisor at its sole discretion may defer all or any portion of the $35 per subscription agreement fee payable;

- Upon termination or nonrenewal of the advisory agreement, our Advisor shall be entitled to receive an amount, payable in the form of an interest bearing promissory note, equal to 15% of the amount by which (i) our adjusted market value plus distributions exceeds (ii) the aggregate capital contributed by investors plus an amount equal to an 8% cumulative, non-compounded return to investors;

- Reimbursement to the Advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of our average invested assets, or (B) 25% of our net income.

Through March 31, 2012, the Sponsor has incurred approximately $2,208,000 of costs on behalf of the Company, of which $1,932,000 of organizational costs have been paid. The Company will not reimburse the Sponsor for these costs unless and until the Company has raised gross offering proceeds of a minimum of $2,500,000. Simultaneous with selling common shares, offering costs will be charged to stockholders’ equity as a reduction of additional paid-in capital upon completion of the offerings or to expense if the offerings are not completed. Organizational costs will be expensed as they are reimbursed to the Sponsor.

(5) Investments

There are no investments as of March 31, 2012. All investments held at December 31, 2011 were sold for $25,425 with yielded a gain of $205.

(6) Subsequent Events

The Company has evaluated subsequent events through May 11, 2012, the date the consolidated financial statements became available. There are no subsequent events that require disclosure or adjustment to the financial statements.

F-8